NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 13, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 31, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Michaels Stores, Inc. and Bain Paste Mergerco, Inc., Bain Paste Finco, LLC, which are affiliates of Bain Capital Partners, LLC and Blackstone Paste Mergerco, Inc., Blackstone Paste Finco, LLC, which are affiliates of The Blackstone Group became effective on October 31, 2006. Each share of Common Stock of Michaels Stores, Inc. was converted into $44.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 1, 2006.